SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
This SECOND AMENDMENT to the INVESTMENT ADVISORY AGREEMENT (the “Amendment”) is made as of the 18th day of September, 2025 by and between Curi Capital, LLC, a limited liability company (the “Adviser”), and RMB Investors Trust, a Delaware statutory trust (the “Trust”).
WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, as Amended and Restated, Amended and Restated By-Laws, and its registration statements under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”);
WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is engaged in the business of rendering management and investment advisory services;
WHEREAS, the Trust, on behalf of its series the RMB Fund, RMB Mendon Financial Services Fund, RMB Japan Fund, RMB International Fund, RMB Small Cap Fund, and RMB SMID Cap Fund, and the Adviser are parties to an Investment Advisory Agreement made as of March 20, 2024, and as amended May 14, 2024 (the “Investment Advisory Agreement”);
WHEREAS, the parties now wish to amend the Investment Advisory Agreement, pursuant to Paragraph 12 of the Investment Advisory Agreement, in order to (i) remove the RMB Japan Fund following the liquidation of the RMB Japan Fund on February 19, 2025, and (ii) add the RMB Quality Intermediate Core Fund and the RMB Quality Intermediate Tax-Exempt Municipal Fund to Schedule A of the Investment Advisory Agreement effective September 18, 2025;
WHEREAS, the Board of Trustees of the Trust, at a meeting held on June 12, 2025, approved the Investment Advisory Agreement with respect to the RMB Quality Intermediate Core Fund and the RMB Quality Intermediate Tax-Exempt Municipal Fund, each a new series of the Trust (each a “New Fund” and collectively, the “New Funds”), including the management fees payable by each New Fund, for an initial term of two years; and
WHEREAS, the sole shareholder of each of the RMB Quality Intermediate Core Fund and the RMB Quality Intermediate Tax-Exempt Municipal Fund approved the Investment Advisory Agreement on September 18, 2025.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:
A.     Schedule A of the Investment Advisory Agreement is hereby amended to add the RMB Quality Intermediate Core Fund and the RMB Quality Intermediate Tax-Exempt

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Municipal Fund, effective September 18, 2025, and Schedule A is therefore replaced with the amended Schedule A attached hereto.

B. The first sentence of Paragraph 12 of the Investment Advisory Agreement, solely with respect to each New Fund, is amended and restated as follows:
This Agreement shall continue in effect with respect to each Fund, unless sooner terminated as hereinafter provided, through September 18, 2027 and indefinitely thereafter if its continuance shall be specifically approved, in accordance with the 1940 Act and the rules thereunder, interpretations of the SEC, and any exemptive order upon which a Fund may rely, at least annually by vote of the holders of a majority of the outstanding voting securities of a Fund or by vote of a majority of the Trustees, and further provided that such continuance is also approved annually by the vote of a majority of the Independent Trustees.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

CURI CAPITAL, LLC By: /s/Dimitri Eliopoulos Name: Dimitri Eliopoulos Its: Chief Executive Officer
RMB INVESTORS TRUST By: /s/Christopher Graff Name: Christopher Graff Its: President

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SCHEDULE A
As of September 18, 2025:

Fund	Annual Fee Rate as a Percentage of Fund Average Daily Net Asset Value	Effective Date
RMB Fund	0.60%	March 20, 2024
RMB Mendon Financial Services Fund	0.75%	May 14, 2024
RMB International Fund	0.75%	March 20, 2024
RMB Small Cap Fund	0.85%	March 20, 2024
RMB SMID Cap Fund	0.70%	March 20, 2024
RMB Quality Intermediate Core Fund	0.25%	September 18, 2025
RMB Quality Intermediate Tax-Exempt Municipal Fund	0.25%	September 18, 2025

The average net asset value for the month will be based on the net asset value used in determining the price at which Fund shares are sold, repurchased or redeemed on each day of the month.
If this Agreement becomes effective with respect to a Fund subsequent to the first day of a month, or terminates before the last day of a month, the Adviser’s compensation for such fraction of the month will be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

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